77 C - Matters submitted to a vote of security holders

The Joint Annual Meeting of Shareholders of Macquarie/First
Trust Global Infrastructure/Utilities Dividend & Income
Fund, Energy Income and Growth Fund, First Trust Enhanced
Equity Income Fund, First Trust/Aberdeen Global Opportunity
Income Fund, First Trust/FIDAC Mortgage Income Fund, First
Trust Strategic High Income Fund, First Trust Strategic
High Income Fund II, First Trust Tax-Advantaged Preferred
Income Fund, First Trust Specialty Finance and Financial
Opportunities Fund and First Trust Active Dividend Income
Fund was held on April 16, 2009. At the Annual Meeting,
Independent Trustees Richard E. Erickson and Thomas R.
Kadlec were elected by the holders of the Common Shares of the First Trust/Aberdeen Global Opportunity Income Fund as
Class II Trustees for three-year terms expiring at the Fund's annual meeting of shareholders in 2012. The number of votes cast in favor of both Dr. Erickson and Mr. Kadlec was 14,380,327, the number of votes against was 1,136,495 and the number of abstentions was 1,848,414. James A.
Bowen, Robert F. Keith and Niel B. Nielson are the current and continuing Trustees.